Exhibit 99.1

ALTITUDE INTERNATIONAL HOLDINGS, INC.

April 9, 2021

Total Lifestyle Care, LLC

3550 Rayford Ste. 110A

Spring, TX 77386

Re:	Share Exchange Between Altitude International Holdings Inc and Total Lifestyle Care, LLC

Dear Shareholders:

This letter is intended to express the general terms of the Share Exchange Agreement to be formalized between Altitude International Holdings Inc., a publicly-held New York corporation (“AIH”) and Total Lifestyle Care, LLC, a privately-held Texas limited liability company doing business as Stemlyft (“Stemlyft”). The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal Agreement between the parties hereto (the “Share Exchange Agreement”) which, among other things, would provide for the various matters set forth below.

1. Share Exchange Agreement. The board of directors of AIH and the shareholders of Stemlyft have completed an initial evaluation of the business plan, financial statements and other relevant corporate documents of the other and have concluded that a Share Exchange between the companies through which 100% of Stemlyft shares will be exchanged for 10,000,000 shares of restricted common stock of AIH and would be in the best interest of both companies (the “Share Exchange”). In addition to the Shares delivered to Stemlyft’s members on a pro rata basis, It is the intent of the parties hereto that the proposed Share Exchange of Stemlyft into AIH be affected as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code and that Stemlyft will operate as a wholly-owned subsidiary of AIH.

2. Capitalization.

(a) AIH Capitalization. AIH’s total authorized capital consists of 600,000,000 shares of Common Stock, no par value per share and 5,000,000 shares of Preferred Stock, no par value per share. There are currently approximately 57,000,000 shares of common stock issued and outstanding and no shares Preferred Stock issued or outstanding. AIH anticipates that it will issue approximately 228,000,000 shares of common stock of the AIH in a separate acquisition prior to the Stemlyft acquisition, so at the time of the Stemlyft merger, there will likely be approximately 285,000,000 shares of common stock issued and outstanding in AIH.

(b) Stemlyft Capitalization. Stemlyft’s total authorized capital consists of 25% Michael Nguyen, 25% Minh Nguyen, 25% Michelle Nguyen and 25% Huong Le Nguyen of which Total Lifestyle Care, LLC will own 100% of the 10 million shares allocated to Total Lifestyle Care, LLC by AIH.

Upon acquisition, Total Lifestyle Care, LLC agrees to give LeNguyen FLP 65% of the 10 million shares and to give Veritas Comprehensive Health Inc. 10% of the 10 million shares ( 1 million shares ) and also agrees to sell an additional 25% of the 10 million shares allocated to Total Lifestyle Care, LLC by AIH to Veritas Comprehensive Health Inc. for $ 125,000.00.

3. Pre-Closing Conditions. As part of the material terms of the Share Exchange and as conditions precedent to closing the Share Exchange Agreement, the Parties shall undertake and complete the following actions (the “Undertakings”):

(i)	Stemlyft shall retire all debt in its entity prior to Closing.
(ii)	Stemlyft shall deliver to AIH a complete list of its assets and will provide a comprehensive capital expenditure and operating budget for its future 2 year operations.
(iii)	AHI shall complete its due diligence of Stemlyft to its full satisfaction and Stemlyft members agree to cooperate fully in the due diligence process and to provide any documents or information requested by AIH.
(iv)	Stemlyft shall complete an audit of its financial statements by a PCAOB auditor to comply with the requirements of the Securities Exchange Act of 1934, as amended.
(v)	Stemlyft will add to its current existing location in Spring, TX an AIH Altitude Chamber, biosound, salt room and other Garrett therapies, including a medical division that will include the staffing and equipment to perform and bill for medical consultations, covid-related matters, medical exams, EKG, EEG, blood panels testing and TMS and Stemlyft agrees that all future locations will have a medical division and above-listed services.

4. Transaction Process.

(a) Following execution hereof, the parties hereto shall:

(i) prepare the Share Exchange Agreements;

(ii) Once the Share Exchange Agreements have been approved by each party’s Board of Director and/or Members, each party shall obtain the necessary approvals for the Share Exchange and pursuant to the laws of New York and, as applicable and Stemlyft shall complete the Stemlyft Undertakings;

(iii) The parties shall work together to prepare an 8-K and any other required regulatory disclosure documents according to the requirements of the Securities and Exchange Act of 1934, as amended.

(b) Officers and Directors.

(i) On the date of the Share Exchange, Dr. Huong Le will be appointed to the Board of Directors of AIH and will lead the management committee governing Stemlyft’s day-to-day operations along with Greg Breunich and Michael Lohan.

(ii) Following the Closing, Dr. Huong Le (or her designee) will be appointed an officer of ALTD’s wellness division.

(iii) Following the Closing, Michael Lohan will continue to oversee the business development and marketing of Stemlyft.

(iv) Following the Closing, Dr Minh Nguyen ( or his designee ) will be appointed as Medical Director at a fixed monthly rate of $ 1250 per facility.

5. Other post-Closing Conditions

(i) AIH will change the name of Stemlyft to “Altitude Wellness” or such other name the AIH Board chooses will better integrate the operations into the brand of AIH.

(ii) Stemlyft agrees to fund expansion of present Stemlyft site and two more facilities. Stemlyft agrees to put up operating capital for such facilities for 3 months at $60,000 per month totaling at least $540,000.

(iii) Stemlyft agrees to fund the cost of the creation of the franchise documents and filing fees with the Federal Trade Commission to enable Altitude Wellness to sell franchises to third parties.

(iv) Altitude Wellness will receive up to 3 points on the leasing of equipment to franchisees or other purchasers from RAD Leasing of Texas.

(v) Altitude Wellness will receive a negotiated percentage of the medical revenues

6. Conditions to Closing. The Closing of the Share Exchange shall take place on a mutually agreeable time and place once the following matters are successfully resolved or completed, as applicable:

(a) All of the Undertakings have been successfully accomplished, or waived by the other party; and

(b) The Share Exchange Agreement is approved by the Board of Directors and by each party’s shareholders or members as required under the laws of each party’s relevant jurisdiction and executed by the parties hereto.

7. Effective Date. The Effective date of the Exchange shall be the date upon the Closing of the Share Exchange Agreement, any time prior to April 15, 2021. If such Share Exchange Agreement is not closed by April 15, 2021, then AIH shall have the option to terminate this LOI and all agreements associated therewith.

8. Costs. Each party hereto shall be responsible for payment of their own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not this transaction is consummated.

9. Confidentiality. The parties shall not disclose the confidential information of the other party, and all signatories agree not to disclose any material, non-public information related to AIH or to trade on any such material, non-public information.

10. No-Shop. Stemlyft agrees not to discuss any potential transactions with any third parties for a period of sixty days following the execution of this letter.

This letter is not intended as a contract or to create any enforceable rights or obligations whatsoever on the part of either party. No obligations on the part of either party with respect to the matters covered hereby shall exist unless and until a written agreement, satisfactory in form and substance to both parties, has been approved by their respective boards of directors and shareholders and executed by officers specifically authorized to do so.

If the foregoing accurately reflects your understanding of the terms and conditions of our agreement please so indicate by signing below as designated.

Yours truly,

ALTITUDE INTERNATIONAL HOLDINGS, INC

/s/ Greg Breunich
Greg Breunich, CEO and Director

APPROVED AND ACCEPTED THIS 9th day of April 2021.

TOTAL LIFESTYLE CARE, LLC
Doing business as Stemlyft

/s/ Huong Le
Huong Le

/s/ Minh Nguyen
Minh Nguyen

/s/ Michael Nguyen
Michael Nguyen

/s/ Michelle Nguyen
Michelle Nguyen